Exhibit 99.1

Beverly National Corporation Press Release

FOR IMMEDIATE RELEASE	Contact:	Michael O. Gilles
978-720-1226

BEVERLY NATIONAL CORPORATION

ANNOUNCES INCREASE IN NET INCOME FOR THE QUARTER AND YEAR TO DATE AND ANNOUNCES APPROVAL OF STOCK REPURCHASE PLAN

(Beverly, MA) July 25, 2007 - Don Fournier, President and Chief Executive Officer of Beverly National Corporation (the “Company”) and its subsidiary, Beverly National Bank (“Bank”), announced the Company’s earnings for the quarter and six months ended June 30, 2007.

The Company reported net income for the quarter of $882,000, or basic and fully diluted earnings of $0.32 per share, compared to net income of $719,000, or basic earnings per share of $0.38 and fully diluted earnings of $0.37 per share for the same period last year. These results represent an increase in net income of $163,000, or 22.7%. The Company also reported net income for the six months ended June 30, 2007 of $1.7 million, or basic and fully diluted earnings of $0.61 per share, compared to net income of $1.5 million, or basic earnings per share of $0.77 and fully diluted earnings of $0.75 per share for the same period last year. These results represent an increase in net income of $232,000, or 16.0%. The decrease in the Company’s basic and fully diluted earnings per share, compared to the same periods last year, is a result of the Company’s secondary stock issuance in July 2006 and subsequent increase in the number of shares outstanding.

Net interest income increased $324,000, or 8.8%, and $480,000, or 6.4%, for the three and six months ended June 30, 2007, respectively, from the same periods last year. These increases were primarily the net result of an increase in interest-earning assets and the restructuring of the investment portfolio in December 2006, despite an increase in the average cost of interest-bearing liabilities. Non-interest income increased $174,000, or 15.9%, and $288,000, or 13.4%, for the three and six months ended June 30, 2007, respectively, from the same period last year. The improvements are primarily the result of increases in other deposit fees and other income which is comprised of recovered interest from a previously charged-off loan. Non-interest expenses increased $397,000, or 11.1%, and $621,000, or 8.6%, for the three and six months ended June 30, 2007, respectively, from the same period last year. Occupancy and equipment expense contributed to this increase, as the Bank incurred increases in lease payments and depreciation of improvements for the recently upgraded North Beverly location and the opening of the new Salem branch during the second quarter. Data processing fees increased due to improvements made to the Bank’s Internet banking system, a newly upgraded Web site, the outsourcing of the items processing operation and the costs associated with enhancing and expanding the Banks existing retail and commercial deposit product lines. Professional and other fees increased as a result of the one-time costs associated with the implementation of a number of initiatives identified in the recently completed efficiency study and new product development. This review has also resulted in increased non-interest income and a reduction in salaries and benefits expense. Other expenses were also up due to additional audit and compliance costs.

The Company was also able to reduce its effective tax rate to 26.3% and 26.8% for the three and six months ended June 30, 2007, respectively, from 31.3% for the three and six month periods last year. This reduction was a result of the aforementioned restructuring of the investment portfolio, which included the Bank increasing its level of tax-exempt investment securities. The Bank has also realized an increase from last year in its portfolio of tax-exempt loans, aiding the overall reduction of the Bank’s effective tax rate.

President Fournier stated, “Given the continued challenging operating environment for financial institutions and resulting pressure on net interest margins, we are happy to be reporting an increase in earnings of 22.7% and 16%, respectively, over the same three and six month periods last year. The current interest rate environment has stabilized to some degree, and while rates on core transaction accounts and maturing certificates of deposit accounts are still increasing, the Bank’s year-to-date net interest margin declined only three basis points, to 3.84% from 3.87%, for the same period last year. Also, the slow down of increases in the cost of funds, combined with the restructuring of the investment portfolio, has actually resulted in an increase to 3.78%, or eight basis points, over the margin of 3.70% for the quarter ended December 31, 2006. The high quality of the assets in the loan portfolio justified a reduction in the provisions to the allowance for loan losses. Furthermore, while we remain focused on the commercial and small business lending markets as the main sources of loan growth, we recently expanded our consumer lending activities, emphasizing traditional first mortgage and home equity products. We are committed to maintaining a conservative approach to growth, expanding and improving product offerings, augmenting delivery channels, and implementing efficient cost-control measures to achieve improved core earnings for the Company. “

Total assets as of June 30, 2007 were $473.0 million, compared to $467.1 million at December 31, 2006, an increase of $5.8 million, or 1.3%. Loans, net of the allowance for loan losses, increased $17.8 million, or 5.9%, while cash and cash equivalents declined $14.1 million, or 55.2%, during the period. Deposits increased $3.3 million, or 1.0%, repurchase agreements decreased $8.7 million, or 53.3%, and Federal Home Loan Bank advances increased $11.4 million, or 24.3%. President Fournier stated, “We are extremely pleased with the growth in deposits during the quarter, which increased $14.2 million over the previous quarter end. This growth reflects the opening of our newest branch in Salem and the rollout of our enhanced deposit products, including an on-line only savings account product. The strategic focus remains the growth of the loan portfolio, and funding that growth through an expanded deposit base, or other alternatives, with the lowest feasible cost available to the Bank. The deposit side of the balance sheet has remained challenging, as we try to balance the overall cost of our deposits by carefully pricing our deposits to protect our deposit base from internet-based competitors, while judiciously using alternative funding options available to the Bank, such as Federal Home Loan Bank advances. We believe this strategic direction offers the greatest potential for earnings improvement and we will continue to allocate our resources to these areas.” President Fournier also stated, “The market for deposits has become much more competitive as financial institutions have introduced aggressively priced products at higher rate levels in an attempt to attract new deposits. We have been hesitant to match these very aggressively priced products, as it would result in additional pressure on the net interest margin and core earnings. We will focus on actively managing and monitoring our deposit pricing to strike a balance between sound financial management and maintaining our deposit customer base.”

The Board of Directors of the Company also announced that it authorized a stock repurchase program to acquire up to an aggregate of approximately 138,487 shares or approximately 5% of the outstanding common stock of the Company. The program will be dependent upon market conditions and there is no assurance as to the exact number of shares to be repurchased by the Company.

President Fournier stated that the repurchase program is expected to be accomplished within a year. President Fournier explained that the Board of Directors considers the Company’s common stock to be an attractive investment and that repurchases should help to enhance shareholder value while maintaining the Company’s designation as a “well capitalized” institution and assuring adequate capital for the current and foreseeable future needs of the Company and its subsidiary, Beverly National Bank.

President Fournier indicated that the repurchases generally will be effected through open market purchases, although he did not rule out the possibility of negotiated transactions or other types of repurchases.

BEVERLY NATIONAL CORPORATION AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except per share data)

	June 30, 2007	December 31, 2006
	(unaudited)
ASSETS
Cash and due from banks	$11,266	$12,954
Interest-bearing demand deposits with other banks	164	1,010
Federal funds sold	28	11,604

Cash and cash equivalents	11,458	25,568
Investments in available-for-sale securities (at fair value)	116,093	116,181
Federal Home Loan Bank stock, at cost	3,452	3,503
Federal Reserve Bank stock, at cost	553	188
Loans, net of the allowance for loan losses of $3,477 and $3,044, respectively	320,503	302,667
Premises and equipment	7,454	6,285
Accrued interest receivable	1,986	1,840
Other assets	11,464	10,912

Total assets	$472,963	$467,144

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
Noninterest-bearing	$77,716	$75,751
Interest-bearing	278,462	277,107

Total deposits	356,178	352,858
Federal Home Loan Bank advances	58,406	47,000
Securities sold under agreements to repurchase	7,648	16,372
Other liabilities	4,261	4,736

Total liabilities	426,493	420,966

Stockholders' equity:
Preferred stock, $1.00 par value per share; 300,000 shares authorized; issued and outstanding none	—	—
Common stock, $2.50 par value per share; 5,000,000 shares authorized; issued 2,889,290 shares as of June 30, 2007 and 2,837,240 shares as of December 31, 2006; outstanding, 2,769,745 shares as of June 30, 2007 and 2,726,835 shares as of December 31, 2006	7,200	7,093
Paid-in capital	22,305	21,772
Retained earnings	20,282	19,694
Treasury stock, at cost (110,405 shares as of June 30, 2007 and December 31, 2006)	(1,495)	(1,495)
Accumulated other comprehensive loss	(1,822)	(886)

Total stockholders' equity	46,470	46,178

Total liabilities and stockholders' equity	$472,963	$467,144

Book value per share	$16.78	$16.93

The accompanying notes are an integral part of these condensed consolidated financial statements.

BEVERLY NATIONAL CORPORATION AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2007	June 30, 2006	June 30, 2007	June 30, 2006
Interest and dividend income:
Interest and fees on loans	$5,233	$4,674	$10,168	$9,017
Interest on debt securities:
Taxable	1,145	999	2,266	2,025
Tax-exempt	115	23	218	49
Dividends on marketable equity securities	153	62	315	124
Other interest	85	1	219	15

Total interest and dividend income	6,731	5,759	13,186	11,230

Interest expense:
Interest on deposits	1,916	1,338	3,678	2,552
Interest on other borrowed funds	825	755	1,545	1,195

Total interest expense	2,741	2,093	5,223	3,747

Net interest and dividend income	3,990	3,666	7,963	7,483
Provision for loan losses	100	150	250	290

Net interest and dividend income after provision for loan losses	3,890	3,516	7,713	7,193

Noninterest income:
Income from fiduciary activities	479	489	941	921
Fees from sale of non-deposit products	66	71	129	122
Service charges on deposit accounts	153	141	295	279
Other deposit fees	258	159	503	305
Gain on sales of loans, net	—	—	6	—
Income on cash surrender value of life insurance	59	52	111	104
Other income	255	184	456	422

Total noninterest income	1,270	1,096	2,441	2,153

Noninterest expense:
Salaries and employee benefits	2,099	2,128	4,275	4,366
Director fees	87	88	165	167
Occupancy expense	392	334	775	673
Equipment expense	214	200	421	395
Data processing fees	298	189	565	394
Marketing and public relations	134	93	242	194
Professional fees	322	156	566	284
Other expense	417	378	837	752

Total noninterest expense	3,963	3,566	7,846	7,225

Income before income taxes	1,197	1,046	2,308	2,121
Income taxes	315	327	619	664

Net income	$882	$719	$1,689	$1,457

Comprehensive (loss) income	$(224)	$585	$753	$1,214

Earnings per share:
Weighted average shares outstanding	2,733,071	1,893,343	2,761,842	1,891,955

Weighted average diluted shares outstanding	2,741,078	1,927,028	2,774,263	1,931,343

Earnings per common share	$0.32	$0.38	$0.61	$0.77
Earnings per common share, assuming dilution	$0.32	$0.37	$0.61	$0.75
Dividends per share *	$0.20	$—	$0.20	$0.40

*	The dividends declared in the 2006 periods include the first quarter dividend of $0.20 declared in January 2006 and the second quarter dividend of $0.20 declared in March 2006.

The accompanying notes are an integral part of these condensed consolidated financial statements.

*Statements contained in this news release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and expectations of management as well as the assumptions made using information currently available to management. Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions, including, among others: changes in market interest rates and general and regional economic conditions; changes in government regulations; changes in accounting principles; and the quality or composition of the loan and investment portfolios and other factors that may be described in the Company’s quarterly reports of Form 10-Q and its annual report on Form 10-K, each filed with the Securities and Exchange Commission, which are available at the Securities and Exchange Commission’s internet website (www.sec.gov) and to which reference is hereby made. Therefore, actual future results may differ significantly from results discussed in the forward-looking statements.

Beverly National Bank, a subsidiary of Beverly National Corporation, is headquartered in Beverly, MA, and operates full-service branch offices in Downtown Beverly, Cummings Center – Beverly, North Beverly, Danvers, Hamilton, Manchester-by-the-Sea, Salem and Topsfield. The Bank offers a full array of consumer products and services including full electronic banking, financial planning, trust and investment services and business specialties. Incorporated in 1802, Beverly National Bank is the oldest community bank in the United States. The Bank’s deposits are insured by the FDIC in accordance with the Federal Deposit Insurance Act.